UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2006

AKSYS, LTD.

(Exact name of registrant as specified in its charter)

000-28290

(Commission File Number)

Delaware	36-3890205
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Two Marriott Drive
Lincolnshire, Illinois  60069
(Address of principal executive offices, with zip code)

(847) 229-2020
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On May 4, 2006, Aksys, Ltd. (the “Company”) and William C. Dow, the Company’s former President and Chief Executive Officer, entered into a separation agreement and general release.  Pursuant to the separation agreement, Mr. Dow will receive a lump sum payment of $368,000. Mr. Dow will also receive a lump sum payment of $15,300, which may be used to pay for insurance premiums he incurs as a result of his election to continue his health insurance coverage under COBRA. These payments will discharge any other severance obligations that the Company may have to Mr. Dow. Mr. Dow also has released the Company of any and all claims in connection with his departure from the Company, and Mr. Dow has agreed not to compete with the Company or solicit employees of the Company for one year.

In connection with the separation agreement, the Company entered into a consulting agreement with Mr. Dow effective as of April 30, 2006. The consulting agreement provides for a consulting period commencing on April 30, 2006, the date upon which Mr. Dow’s employment with the Company terminated. During the consulting period, Mr. Dow agrees to be available to consult with officers and directors of the Company regarding the Company’s business and to perform such other consulting services as the Company reasonably requests. In consideration of the services rendered by Mr. Dow thereunder, the Company has agreed to pay Mr. Dow a monthly consulting fee equal to $10,000 per month. The Company has agreed that Mr. Dow will be a consultant for the Company for a minimum of three months or, if the consultant arrangement is terminated by the Company prior to the end of such three month period, Mr. Dow shall nevertheless be entitled to total consulting fees of $30,000.

The consulting agreement and the separation agreement and general release are attached hereto as Exhibits 10.29 and 10.30 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
10.29	Separation Agreement and General Release entered into by William C. Dow and Aksys, Ltd. on May 4, 2006
10.30	Consulting Agreement by and between William C. Dow and Aksys, Ltd. entered into as of April 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKSYS, LTD.

Dated: May 4, 2006	By:	/s/ Laurence P. Birch
Chief Financial Officer and interim
President and Chief Executive Officer